EXHIBIT 99.1

CONTACT:	Jeffrey L. Thompson
Executive Vice-President
(310) 781-2222

EDELBROCK CORP. REPORTS IMPROVED SALES
AND EARNINGS FOR SECOND QUARTER OF FISCAL YEAR 2004

TORRANCE, Calif. – February 3, 2004 – Edelbrock Corporation (Nasdaq: EDEL) today reported sales and earnings for its fiscal 2004 second quarter and first six months ended December 25, 2003.

For the quarter ended December 25, 2003, revenues increased to $31,741,000 from $31,015,000 in the same period of fiscal 2003. Net income for the second quarter ended December 25, 2003 improved to $1,287,000, or $0.24 per basic share ($0.23 per diluted share), from net income of $1,197,000, or $0.22 per basic and diluted share, for the second quarter of fiscal 2003.

For the six months ended December 25, 2003, revenues improved to $59,399,000 from $56,889,000 in the corresponding period a year ago. Net income for the six months ended December 25, 2003 was $1,754,000, or $0.32 per basic and diluted share, compared to net income of $2,051,000, or $0.38 per basic and diluted share, for the six months ended December 25, 2002.

Edelbrock Reports Improved Sales and Earnings for Second Quarter of Fiscal 2004	Page 2

Edelbrock attributed its improvement in sales for both the second quarter and first six months of fiscal 2004 to continued strong demand for its products combined with growing confidence among consumers in the nation’s economic recovery. The Company noted that, while second quarter net income was improved over the year-ago period, earnings growth continued to be hampered by escalating workers’ compensation and general insurance costs.

Edelbrock reported that sales remained strong for a range of new and established products lines in the second quarter. In the period, the Company’s top performing lines included automotive carburetors (up 3.1%); aluminum automotive intake manifolds (up 3.0%); shock absorbers (up 32.4%); electronic fuel injection systems (up 5.5%); nitrous oxide systems (up 6.2%); and suspension products (up 65.0%). The Company also reported a 71.7% increase in revenue from third party casting work at its aluminum foundry.

Edelbrock reported that selling, general and administrative (SG&A), as a percentage of sales, increased slightly to 26.7% for the second quarter of fiscal 2004 from 26.6% in the same period of fiscal 2003. Overall, SG&A increased 2.3%, or $194,000, to $8,459,000, for the second quarter of fiscal 2004. Research and development (R&D) expenses for the second quarter of fiscal 2004 decreased 13.7%, or $129,000, from the same period of fiscal 2003. As a percent of sales, R&D expenses decreased to 2.6% of sales for the second quarter of fiscal 2004 from 3.0% for the same period of fiscal 2003.

Commenting on the Company’s results, Edelbrock Chairman and Chief Executive Officer, Vic Edelbrock, said, “The second quarter was a good one for Edelbrock. The slow but steady improvement we’ve seen in the national economy has begun to translate into greater consumer confidence and improved sales for Edelbrock as consumers are now starting the upgrades they desired to make.

Edelbrock Reports Improved Sales and Earnings for Second Quarter of Fiscal 2004	Page 3

“Importantly, we stayed on our strategy to maintain an R&D program that was highly responsive to our customers, remain highly aggressive in marketing our products, and continue to aggressively manage our costs,” Mr. Edelbrock said. “Now, as in years past, those efforts are translating into sales and earnings growth.

“I am also pleased to report that we are on-track with the cost reduction programs that we previously discussed in our first quarter press release for our aluminum foundry located in San Jacinto, California. We have reduced the number of third-party foundry customers and as of late in the second fiscal quarter, virtually eliminated overtime at the aluminum foundry. We have also recently installed new foundry equipment that will reduce machine labor time and announced price increases on those third-party customers we elected to retain.

“In looking ahead, we will continue to focus on designing, manufacturing, and selling the quality performance products that the Edelbrock name is known for.”

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Any statements set forth above which are not historical facts, including statements relating to future economic and climatic conditions, are forward-looking statements that involve known and unknown risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as the financial strength and competitive pricing environment of the automotive and motorcycle aftermarket industries, product demand, dependence on key suppliers, market acceptance, manufacturing efficiencies, new product development, the success of planned advertising, marketing and promotional campaigns, and other risks identified herein and in other documents filed by the Company with the Securities and Exchange Commission.

Edelbrock Reports Improved Sales and Earnings for Second Quarter of Fiscal 2004	Page 4

EDELBROCK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended		Six months ended
	December 25,		December 25,

	2003	2002	2003	2002

Revenues	$31,741,000	$31,015,000	$59,399,000	$56,889,000
Cost of sales	20,452,000	19,918,000	38,256,000	35,757,000

Gross profit	11,289,000	11,097,000	21,143,000	21,132,000

Operating expenses
Selling, general and administrative	8,459,000	8,265,000	16,803,000	16,111,000
Research and development	813,000	942,000	1,707,000	1,777,000

Total operating expenses	9,272,000	9,207,000	18,510,000	17,888,000

Operating income	2,017,000	1,890,000	2,633,000	3,244,000
Interest expense	1,000	11,000	5,000	31,000
Interest income	10,000	18,000	21,000	38,000
Gain on sale of fixed assets	17,000	2,000	135,000	4,000

Income before taxes on income	2,043,000	1,899,000	2,784,000	3,255,000
Taxes on income	756,000	702,000	1,030,000	1,204,000

Net income	$1,287,000	$1,197,000	$1,754,000	$2,051,000

Basic net income per share	$0.24	$0.22	$0.32	$0.38

Diluted net income per share	$0.23	$0.22	$0.32	$0.38

Basic weighted average number of shares outstanding	5,459,000	5,452,000	5,456,000	5,452,000
Effect of diluted stock options and warrants	27,000	5,000	22,000	9,000

Diluted weighted average number of shares outstanding	5,486,000	5,457,000	5,478,000	5,461,000

Edelbrock Reports Improved Sales and Earnings for Second Quarter of Fiscal 2004	Page 5

EDELBROCK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 25,	June 30,
	2003	2003

	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$4,677,000	$8,707,000
Accounts receivable, net	31,547,000	26,858,000
Inventories	26,611,000	26,398,000
Prepaid expenses and other	2,625,000	3,835,000

Total current assets	65,460,000	65,798,000
Property, plant and equipment, net	37,680,000	38,421,000
Goodwill	1,172,000	1,172,000
License agreement	708,000	758,000
Other	1,130,000	1,251,000

Total assets	$106,150,000	$107,400,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$9,286,000	$12,038,000
Accrued expenses	4,964,000	4,692,000
Current portion of long-term debt	42,000	48,000

Total current liabilities	14,292,000	16,778,000
Long-term debt	178,000	494,000
Deferred income taxes	2,974,000	3,090,000
Shareholders’ equity	88,706,000	87,038,000

Total liabilities and shareholders’ equity	$106,150,000	$107,400,000